                                                                    EXHIBIT 12-c

                                    NEWCO
            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED CHARGES AND PREFERRED DIVIDEND REQUIREMENTS

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
                                                         12 MONTHS
                                                           ENDED            YEAR ENDED DECEMBER 31,
                                                         MARCH 31,   ------------------------------------------------
                                                            1996       1995      1994      1993      1992      1991
                                                         ----------  --------  --------  --------  --------  --------
                                                                            (THOUSANDS)
Net income from continuing operations..................  $  209,145  $202,363  $199,220  $192,120  $139,244  $181,530
                                                         ----------  --------  --------  --------  --------  --------
Income taxes and Kansas City earnings tax..............     120,548   119,796   118,988    98,466    84,209   104,100
                                                         ----------  --------  --------  --------  --------  --------
Interest component of rents............................      23,534    23,615    22,061    22,281    20,966    11,623
Interest on long-term debt.............................     167,080   162,411   133,488   139,145   143,123   128,157
Interest on short-term debt............................      11,411    11,701     5,151     3,012     9,750     9,598
Other interest expense and amortization................      18,779    18,047    14,304    14,458     7,901    15,307
                                                         ----------  --------  --------  --------  --------  --------
Total fixed charges....................................     220,804   215,774   175,004   178,896   181,740   164,683
                                                         ----------  --------  --------  --------  --------  --------
Earnings before taxes on income and fixed charges......     550,497   537,933   493,212   469,482   405,193   450,313
                                                         ----------  --------  --------  --------  --------  --------
                                                         ----------  --------  --------  --------  --------  --------
Ratio of earnings to fixed charges.....................        2.49      2.49      2.82      2.62      2.23      2.73
                                                         ----------  --------  --------  --------  --------  --------
                                                         ----------  --------  --------  --------  --------  --------
Preferred dividends....................................       5,992     6,061     6,439    10,079     9,926    13,879
Income taxes required..................................       3,365     3,500     4,074     6,381     6,071     7,840
                                                         ----------  --------  --------  --------  --------  --------
Earnings before income taxes required for preferred
 dividends.............................................       9,357     9,561    10,513    16,460    15,997    21,719
Fixed charges (above)..................................     220,804   215,774   175,004   178,896   181,740   164,683
                                                         ----------  --------  --------  --------  --------  --------
Total combined fixed charges and preferred dividend
 requirements..........................................  $  230,161  $225,335  $185,517  $195,356  $197,737  $188,402
                                                         ----------  --------  --------  --------  --------  --------
                                                         ----------  --------  --------  --------  --------  --------
Ratio of earnings to combined fixed charges and
 preferred dividend requirements.......................        2.39      2.39      2.66      2.40      2.05      2.42
                                                         ----------  --------  --------  --------  --------  --------
                                                         ----------  --------  --------  --------  --------  --------
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